Exhibit 99.1

Aerovate Therapeutics Declares Special Cash Dividend in Connection with the Proposed Merger with Jade Biosciences

Aggregate cash dividend of $69.6 million, or an estimated $2.40 per share

Waltham, MA, April 9, 2025 – Aerovate Therapeutics, Inc. (Nasdaq: AVTE) (“Aerovate”) today announced that its Board of Directors has declared a special cash dividend (the “Cash Dividend”) in connection with the previously announced merger (the “Merger”) with Jade Biosciences, Inc. (“Jade”) pursuant to the Agreement and Plan of Merger, dated October 30, 2024 (the “Merger Agreement”). The Cash Dividend will be an aggregate of $69.6 million, or an estimated $2.40 per share, payable in cash to the stockholders of record as of April 25, 2025. The estimated per share dividend is based on 28,985,019 shares of Aerovate’s common stock outstanding as of April 9, 2025. The payment date in respect of the Cash Dividend is scheduled for April 29, 2025.

Aerovate does not have, and does not expect to have, current or accumulated earnings and profits as described in Section 312 of the Internal Revenue Code of 1986, as amended. Accordingly, the Cash Dividend is expected to be characterized as a return of capital and reported as a non-dividend distribution.

Payment of the Cash Dividend is conditioned upon the closing of the Merger. Closing is expected to occur on or about April 28, 2025 assuming that the transaction is approved by Aerovate’s stockholders and the satisfaction or waiver of all conditions under the Merger Agreement. Aerovate’s stockholders will consider and vote upon approval of the Merger at the special meeting of Aerovate stockholders scheduled for 9:00 a.m. ET on April 16, 2025.

If you need assistance in voting your shares or have questions regarding the special meeting of Aerovate’s stockholders, please contact Aerovate’s proxy solicitor, Innisfree M&A Incorporated at (877) 750-8310 (toll-free) or (212) 750-5833.

About Aerovate Therapeutics, Inc.

Aerovate Therapeutics is a biotechnology company that was focused on improving the lives of patients with rare cardiopulmonary disease. For more information, please visit www.aerovatetx.com.

About Jade Biosciences

Jade Biosciences is focused on developing best-in-class therapies to address critical unmet needs in autoimmune diseases. Its lead asset, JADE-001, targets the cytokine anti-A PRoliferation-Inducing Ligand (APRIL) for immunoglobulin A (IgA) nephropathy, with Investigational New Drug Application-enabling studies underway and initiation of a first-in-human trial expected in the second half of 2025. Jade’s pipeline also includes two undisclosed antibody discovery programs, JADE-002 and JADE-003, currently in preclinical development. Jade was launched based on assets licensed from Paragon Therapeutics, an antibody discovery engine founded by Fairmount. For more information, visit www.JadeBiosciences.com and follow the company on LinkedIn.

Forward-Looking Statements

Certain statements in this communication, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995, concerning Aerovate, Jade, the proposed pre-closing financing and the proposed merger between Aerovate and Jade (collectively, the “Proposed Transactions”) and other matters. These forward-looking statements include, but are not limited to, expectations related to Aerovate’s payment of the Cash Dividend in connection with the Proposed Transactions, including anticipated amount, timing and tax implications; the number of shares of Aerovate common stock that may be outstanding as of the record date; and expectations related to anticipated timing of the Closing and satisfaction (or waiver) of closing conditions under the Merger Agreement, including approval of the Merger by Aerovate’s stockholders. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “strategy,” “target,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “possible,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Aerovate, Jade or the Proposed Transactions or the Cash Dividend will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Aerovate’s control) or other assumptions that may cause actual results, the Cash Dividend or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the conditions to the closing or consummation of the Proposed Transactions are not satisfied, including Aerovate’s failure to obtain stockholder approval for the proposed merger; the risk that the proposed pre-closing financing is not completed in a timely manner or at all; uncertainties as to the timing of the consummation of the Proposed Transactions and the ability of each of Aerovate and Jade to consummate the transactions contemplated by the Proposed Transactions; risks related to Aerovate’s continued listing on Nasdaq until closing of the Proposed Transactions and the combined company’s ability to remain listed following the Proposed Transactions; risks related to Aerovate’s and Jade’s ability to correctly estimate their respective operating expenses and expenses associated with the Proposed Transactions, as applicable, as well as uncertainties regarding the impact any delay in the closing of any of the Proposed Transactions would have on the anticipated cash resources of the resulting combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash resources; the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the Proposed Transactions; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the business combination between Aerovate and Jade; costs related to the merger; as a result of adjustments to the exchange ratio, Jade stockholders and Aerovate stockholders could own more or less of the combined company than is currently anticipated; the outcome of any legal proceedings that may be instituted against Aerovate, Jade or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby; unexpected costs, charges or expenses resulting from the Proposed Transactions; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Proposed Transactions; the risk that Aerovate stockholders receive more or less of the cash dividend than is currently anticipated; and those uncertainties and factors more fully described in filings with the Securities and Exchange Commission (the “SEC”), including reports filed on Form 10-K, 10-Q and 8-K, in other filings that Aerovate makes and will make with the SEC in connection with the proposed Merger, including the proxy statement/prospectus described below under “Important Additional Information About the Proposed Transaction Filed with the SEC,” as well as discussions of potential risks, uncertainties, and other important factors included in other filings by Aerovate from time to time, any risk factors related to Aerovate or Jade made available to you in connection with the Proposed Transactions, as well as risk factors associated with companies, such as Jade, that operate in the biopharma industry. Should one or more of these risks or uncertainties materialize, or should any of Aerovate’s or Jade’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Neither Aerovate nor Jade undertakes or accepts any duty to release publicly any updates or revisions to any forward-looking statements. This communication does not purport to summarize all of the conditions, risks and other attributes of an investment in Aerovate or Jade.

No Offer or Solicitation

This communication is not intended to and does not constitute (i) a solicitation of a proxy, consent or approval with respect to any securities or in respect of the Proposed Transactions between Aerovate and Jade or (ii) an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities pursuant to the Proposed Transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS CURRENT REPORT ON FORM 8-K IS TRUTHFUL OR COMPLETE.

Important Additional Information about the Proposed Transaction Filed with the SEC

This communication is not a substitute for the Form S-4 or for any other document that Aerovate has filed or may file with the SEC in connection with the Proposed Transactions. In connection with the Proposed Transactions, Aerovate has filed with the SEC the Form S-4, which contains a proxy statement/prospectus of Aerovate. AEROVATE URGES INVESTORS AND STOCKHOLDERS TO READ THE FORM S-4, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE OR MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT AEROVATE, JADE, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders can obtain free copies of the proxy statement/prospectus and other documents filed by Aerovate with the SEC through the website maintained by the SEC at www.sec.gov. Stockholders are urged to read the proxy statement/prospectus and the other relevant materials filed with the SEC before making any voting or investment decision with respect to the Proposed Transactions. In addition, investors and stockholders should note that Aerovate communicates with investors and the public using its website (https://ir.aerovatetx.com/).

Participants in the Solicitation

Aerovate, Jade and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Proposed Transactions. Information about Aerovate’s directors and executive officers, including a description of their interests in Aerovate, is included in the proxy statement/prospectus relating to the Proposed Transactions and Aerovate’s most recent Annual Report on Form 10-K, including any information incorporated therein by reference, each as filed with the SEC. Information about Aerovate’s and Jade’s respective directors and executive officers and their interests in the Proposed Transactions is included in the proxy statement/prospectus relating to the Proposed Transactions filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Jade Biosciences Contact

Media:

Media@JadeBiosciences.com

Investors:

IR@JadeBiosciences.com

Aerovate Therapeutics, Inc. Contact

Investors: IR@Aerovatetx.com